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                                                                   EXHIBIT 23.2


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-1 of Krause's Furniture, Inc. filed pursuant to Rule 462(b) under the Securities Act of 1933 for the registration of 220,000 shares of its common stock, of our reports dated March 28, 1997, except Note 2, as to which the date is December 17, 1997, with respect to the consolidated financial statements and schedule of Krause's Furniture, Inc. as of February 2, 1997 and for the years ended February 2, 1997 and January 28, 1996, included in the Registration Statement (Form S-1 No. 333-43111) and related Prospectus of Krause's Furniture, Inc.


Orange County, California
March 27, 1998